Exhibit 99

DATE: January 23, 2007

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FOURTH QUARTER and FULL YEAR 2006 EARNINGS

2006 YEAR HIGHLIGHTS

•	Loans increased $96 million, or 15%, from the prior year-end

•	Total assets increased 14% to $853 million

•	Non-interest bearing deposits increased 22% over the prior year-end

•	Non-interest income increased 20% from the prior year

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported net income for the year ended December 31, 2006 of $10,547,000 compared with $10,476,000 for the year ended December 31, 2005 an increase of 0.7%. Diluted earnings per share for year ended December 31, 2006 were $1.601 vs. $1.646 for the year ended December 31, 2005 a decrease of 2.8%. The effects of stock option compensation in the amount of $334,000 after tax as a result of implementing SFAS 123(R) in 2006 lowered diluted earnings per share by $0.051 for the year ended December 31, 2006.

Net income for the fourth quarter ended December 31, 2006 was $2,558,000 compared to $2,692,000 for the fourth quarter in 2005, a decrease of 5.0%. Diluted earnings per share for the quarter ended December 31, 2006 were $0.383 compared with $0.421 per diluted share for the quarter ended December 31, 2005, a decrease of 9.1%. The effects of stock option compensation in the amount of $86,000 after tax as a result of implementing SFAS 123(R) in 2006 lowered diluted earnings per share by $0.013 for the quarter ended December 31, 2006.

For the year ended December 31, 2006, return on average equity decreased to 14.18% from last year’s 16.13%. For the year ended December 31, 2006, average equity increased by $9.5 million to $74.4 million. Return on average equity for the quarter ended December 31, 2006 declined to 12.77% from 15.97% for the same period last year. Average equity increased by $12.6 million over the prior year’s fourth quarter. $5.7 million of this increase in equity is due to the June 2006 acquisition of Western Washington Bancorp (WWB).

Mr. Vance stated, “2006 was a challenging year in several aspects. Issues affecting our performance in 2006 were a challenging yield curve, asset growth due to unexpected payoffs from real estate conduit refinancing and expenses associated with planned growth initiatives. Despite these challenges, I believe our growth initiatives reflected by our Federal Way acquisition—three new commercial lenders, our new Sumner branch, and 3 new mortgage lenders—will allow for improved performance in 2007 and beyond.” Mr. Vance added, “We are also pleased with a very strong non-interest bearing demand deposit growth of 22% and non-interest income growth of 20%. Our focus will remain on demand deposit growth, which will have a positive impact on our net interest margin. Non-interest income benefited from our continuing emphasis on growing our mortgage lending activities. We will continue to emphasize growth initiatives consistent with our strategic plan throughout 2007.”

The net interest margin (net interest income divided by average earning assets) was 4.83% for the year ended December 31, 2006 compared to 5.08% in 2005. The net interest margin also was down for the quarter ended December 31, 2006 to 4.68% compared to 4.99% for the quarter ended December 31, 2005. Fiscal year 2006 was marked by a negatively sloped yield curve with short-term interest rates rising substantially more than longer-term interest rates. In addition, the price competition for loans was exceptionally strong during the year. However, the effect of this economic environment on the net interest margin was partially mitigated by strong growth in non-interest bearing deposits (22.1% increase since December 31, 2005). Management believes that pressure on the company’s net interest margin is not likely to abate in 2007.

Total assets increased $101.7 million or 13.5% to $852.9 million at December 31, 2006 from the December 31, 2005 balance of $751.2 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $96.1 million, or 14.9%, to $739.6 million at December 31, 2006 from $643.5 million at December 31, 2005. Deposits increased $89.4 million, or 14.1%, to $725.9 million at December 31, 2006 from $636.5 million at December 31, 2005. These increases were influenced by the June 2006 acquisition of WWB. The amounts of total assets, net loans and deposits obtained in the WWB acquisition were $56.6 million, $40.7 million, and $44.3 million, respectively.

For the year ended December 31, 2006, net interest income before the provision for loan loss was $35,772,000 compared to $33,881,000 for the year ended December 31, 2005, an increase of 5.6%. For the quarter ended December 31, 2006 net interest income before the provision for loan loss was $9,112,000 versus $8,619,000 for the quarter ended December 31, 2005, an increase of 5.7%.

Noninterest income was $7,954,000 for the year ended December 31, 2006, compared to $6,630,000 for the same period in 2005, an increase of 20.0%. Noninterest income was $2,100,000 for the quarter ended December 31, 2006 compared to $1,805,000 for the quarter ended December 31, 2005, an increase of 16.3%. Growth in brokered mortgage income, merchant visa and service charges on deposits all contributed to the increase.

Noninterest expense for the year ended December 31, 2006 was $27,082,000 compared to $24,183,000 for 2005, an increase of 12.0%. Noninterest expense for the quarter ended December 31, 2006 was $7,001,000 compared to $6,190,000 for the quarter ended December 31, 2005, an increase of 13.1%. The efficiency ratio increased to 61.94% for the year ended December 31, 2006 from 59.69% for the year ended December 31, 2005. The efficiency ratio increased to 62.44% for the quarter ended December 31, 2006 from 59.38% for the quarter ended December 31, 2005. The growth in noninterest expense was impacted as a result of our acquisition of Western Washington Bancorp and its wholly owned subsidiary Washington State Bank, N.A. The transaction was completed and Washington State Bank was merged into Heritage Bank on June 1, 2006.

Nonperforming assets at December 31, 2006 were $3,032,000, or 0.36% of total assets, an increase from $1,207,000, or 0.16% of total assets at December 31, 2005 and an increase from the $2,337,000, or 0.28% of total assets as of September 30, 2006. Loan loss reserves as a percent of total loans increased to 1.35% at December 31, 2006 from 1.30% at December 31, 2005. The Company had net recoveries of $139,000 for the full year 2006 versus net charge offs of $609,000 for the full year ended December 31, 2005. For the fourth quarter of 2006 the Company had net charge offs of $34,000 down from $40,000 for the fourth quarter of 2005. Other real estate assets owned were $225,000 as of December 31, 2006 down from $371,000 as of December 31, 2005. The nonperforming assets to total assets ratio of 0.36% at December 31, 2006 is 9 basis points above the September 30, 2006 average ratio of 0.27% for West Coast publicly traded commercial banks, as monitored by D.A. Davidson and Company.

On July 28, 2004, the Company announced the commencement of its 8th share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 310,000 shares. At December 31, 2006, 199,000 shares remain to be purchased under the 8th program. During the quarter ended December 31, 2006, our repurchase activity increased modestly with the Company purchasing 22,424 shares at an average price of $24.42. Through December 31, 2006, Heritage has repurchased 5,959,105 shares, or approximately 52.3% of the total shares outstanding as of March 31, 1999, at an average price of $12.20.

On December 19, 2006, the Company’s Board of Directors declared a dividend of 21.0 cents per share payable on January 31, 2007 to shareholders of record on January 15, 2007, an increase of 0.5 cents from the prior quarter’s dividend of 20.5 cents per share. This is the thirty-sixth consecutive quarterly dividend to be paid and the thirty-fifth consecutive quarterly increase of 0.5 cents.

The Company has scheduled a telephone conference call on January 24, 2007 at 9:15 a.m. Pacific Time to discuss this earnings release. To access the call, please dial (800) 230-1951 a few minutes prior to 9:15 a.m. Pacific Time. The call will be available for replay for ten days by dialing 800/475-6701 — access code 857278.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	December 31, 2006	December 31, 2005
Loans held for sale	—	$263
Loans receivable	$749,701	652,034
Allowance for loan losses	(10,105)	(8,496)

Net loans	739,596	643,538
Investment securities and interest earning deposits	45,700	48,852
Goodwill	13,661	6,640
Other assets	53,936	51,859

Total assets	$852,893	$751,152

Deposits	$725,921	$636,504
Borrowings	40,538	39,900
Other liabilities	7,795	8,628
Stockholders’ equity	78,639	66,120

Total liabilities and equity	$852,893	$751,152

Other Data
At year end:
Nonaccrual loans	$2,807	$836
Real estate and other assets owned	225	371

Nonperforming assets	$3,032	$1,207
Allowance for loan losses to:
Loans	1.35%	1.30%
Nonperforming loans	360.05%	1,016.27%
Nonperforming assets to total assets	0.36%	0.16%
Equity to assets ratio	9.22%	8.80%
Book value per share	$11.99	$10.57
Tangible book value per share	$9.91	$9.51

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Interest income	$14,773	$12,118	$55,237	$45,428
Interest expense	5,661	3,499	19,465	11,547

Net interest income	9,112	8,619	35,772	33,881
Provision for loan losses	240	225	720	810
Noninterest income	2,100	1,805	7,954	6,630
Noninterest expense	7,001	6,190	27,082	24,183

Income before income taxes	3,971	4,009	15,924	15,518
Federal income tax	1,413	1,317	5,377	5,042

Net income	$2,558	$2,692	$10,547	$10,476

Earnings per share:
Basic	$0.394	$0.436	$1.654	$1.693
Diluted	$0.383	$0.421	$1.601	$1.646
Performance Ratios (1):
Net interest margin	4.68%	4.99%	4.83%	5.08%
Efficiency ratio (2)	62.44%	59.38%	61.94%	59.69%
Return on average assets	1.22%	1.45%	1.33%	1.46%
Return on average equity	12.77%	15.97%	14.18%	16.13%
Weighted Average Common Shares Outstanding:
Basic	6,489,787	6,185,075	6,375,059	6,191,990
Diluted	6,684,638	6,344,326	6,589,381	6,352,379

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.

CONTACT:

Brian L. Vance, President and Chief Executive Officer, or

Edward D. Cameron, Executive Vice President and CFO

(360) 943-1500